Exhibit 2

                              ESCROW AGREEMENT

     This Escrow Agreement (this "ESCROW AGREEMENT"), is dated as of April 18, 2006, by and among American Pharmaceutical Partners, Inc., a Delaware corporation (the "COMPANY"), Dr. Patrick Soon-Shiong, solely in his capacity as "Shareholder Representative" (the "SHAREHOLDERS'
REPRESENTATIVE"), and Fifth Third Bank, as escrow agent ("ESCROW AGENT").

     The Company and American BioScience, Inc., a California corporation ("ABI"), and the other parties signatory thereto are parties to an Agreement and Plan of Merger, dated as of November 27, 2005 (the "MERGER AGREEMENT"), providing for, among other things, the merger of ABI with and into the Company (the "MERGER") with the Company as the corporation surviving the Merger. In the Merger, the outstanding shares of common stock, par value $0.001 per share, of ABI, held by the shareholders of ABI are being converted into a right to receive shares of common stock, par value $0.001 per share, of the Company ("COMPANY COMMON STOCK"). Capitalized terms used but not otherwise defined in this Escrow Agreement have the respective meanings given to them in the Merger Agreement. This is the Escrow Agreement contemplated by Section 3.1(f) of the Merger Agreement.

     Pursuant to the Merger Agreement, the Company is depositing with the Escrow Agent a number of the shares of Company Common Stock otherwise deliverable pursuant to the Merger to the holders of the ABI Common Stock pursuant to the Merger that is equal to 10% of the New Share Number (the "FORMER SHAREHOLDERS") for the purpose of providing a fund (the "ESCROW FUND") to reimburse the Indemnified Parties for the payment of any Losses for which the Indemnified Parties are entitled to indemnification pursuant to the terms of Article IX of the Merger Agreement.

     For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Establishment of Escrow.
   -----------------------

     (a) Pursuant to the Merger Agreement, at the Effective Time, the Company shall, on behalf of the Former Shareholders, deposit with the Escrow Agent stock certificates representing a number of shares of Company Common Stock equal to 10% of the New Share Number to create the Escrow Fund.

     (b) Unless and until delivered to the Company in accordance with the terms hereof, that number of shares of Company Common Stock in the Escrow Fund (and the certificates representing such shares) equal to each Former Shareholder's Pro Rata Percentage of the shares of Company Common Stock in the Escrow Fund shall be registered in the name of such Former Shareholder. The name and address of each of the Former Shareholders and the intial number of shares of Company Common Stock included in the Escrow Fund to be registered in the name of such Former Shareholder are set forth on Schedule A hereto. Each Former Shareholder's "PRO RATA PERCENTAGE" of the shares of Company Common Stock in the Escrow Fund shall be equal to (a) the number of shares of Company Common Stock of such Former Shareholder initially included in the Escrow Fund as set forth on Schedule A hereto, divided by
(b) the total number of shares of Company Common Stock of all Former Shareholders initially included in the Escrow Fund as set forth on Schedule A hereto.

     (c) The parties hereby designate and appoint the Escrow Agent to serve in accordance with the terms, conditions and provisions of this Escrow Agreement, and Escrow Agent hereby agrees to act as escrow agent and to hold in trust, safeguard, invest and disburse the Escrow Fund, pursuant to the terms and conditions hereof.

     (d) Cash, if any, or other securities (other than shares of Company Common Stock) paid, issued or distributed in respect of shares of Company Common Stock of a Former Shareholder in the Escrow Fund (as a result of a merger, consolidation, reclassification, recapitalization, dividend, distribution or otherwise) shall not be added to the Escrow Fund but shall be distributed to the Former Shareholder in whose name such Company Common Stock is registered

     (e) Voting and granting consents with respect to any shares of Company Common Stock in the Escrow Fund shall be as determined by the Former Shareholder in whose name such shares are registered in such Former Shareholder's absolute discretion, (provided that the foregoing shall not affect the obligation of the parties to the Governance Agreement to comply with their contractual obligations thereunder as to the voting of such shares).

     (f) To the extent that any portion of the Escrow Fund constitutes cash, the Escrow Agent shall invest and reinvest such cash portion of the Escrow Fund at the joint written instructions of the Company and the Shareholders' Representative. In the absence of joint written directions from the Company and the Shareholders' Representative, any cash in the Escrow Fund shall be invested in a money market account of a U.S. bank.

     (g) The Escrow Agent shall, upon receipt of a written instruction from a Former Shareholder (with a copy to the Company) and subject to documentation of the validity of such transfer reasonably acceptable to the Company, present to the transfer agent of the Company, to be reregistered in the name of another person the name and address of which is identified in such written instruction (the "REPLACEMENT FORMER SHAREHOLDER"), all or a portion of such Former Shareholder's shares of Company Common Stock included in the Escrow Fund as shall be set forth in such written instruction. From and after such reregistration, the Replacement Former Shareholder shall be treated as the Former Shareholder pursuant to the terms of this Agreement with respect to the shares of Common Stock reregistered in the name of the Replacement Former Shareholder.

2. Indemnification Claims.
   ----------------------

     (a) An Indemnification Claim for Losses to be paid from the Escrow Fund pursuant to Article IX of the Merger Agreement may be made only if the Company delivers to the Shareholders' Representative (with a copy to the Escrow Agent) by the deadline for submitting such an Indemnification Claim under the Merger Agreement (the "INDEMNITY TERMINATION DATE") a Claim Notice that sets forth in reasonable detail the specific facts and circumstances giving rise to such claim and a good faith estimate of the dollar amount of the Losses for which the Indemnified Party claims it is entitled to indemnification pursuant to the terms of the Merger Agreement (the "INDEMNIFICATION AMOUNT"). If, within thirty (30) days following receipt by the Shareholders' Representative of a Claim Notice, the Shareholders' Representative gives notice (a "COUNTER NOTICE") to the Company (with a copy to the Escrow Agent) disputing the applicable Indemnified Party's entitlement to indemnification with respect to the Indemnification Claim set forth in a Claim Notice or disputing the estimate set forth in such Claim Notice of the dollar amount of the Losses for which the Indemnified Party is entitled to indemnification pursuant to the terms of the Merger Agreement, the applicable Indemnified Party's entitlement to indemnification with respect to the Indemnification Claim and the dollar amount of the Losses for which the Indemnified Party is entitled to indemnification pursuant to the terms of the Merger Agreement shall be resolved as provided in Section 2(c) below.

     (b) If no Counter Notice is received by the Escrow Agent within such thirty (30) day period, then the Indemnification Amount claimed in the applicable Claim Notice shall be deemed established for purposes of this Escrow Agreement, and, at the end of such thirty (30) day period, the Escrow Agent shall promptly deliver to the Company from the Escrow Fund shares of Company Common Stock with a Market Value (as defined below) as of the date of the Claim Notice equal to the Indemnification Amount as claimed in the Claim Notice. The shares of Company Common Stock so delivered to the Company from the Escrow Fund shall be disbursed from the shares of Company Common Stock of the Former Shareholders included in the Escrow Fund proportionally in accordance with their respective Pro Rata Percentages. The "MARKET VALUE" of a share of Company Common Stock as of any day shall be equal to average of the Company Stock Prices over the ten consecutive NASDAQ trading days (or, if the Company Common Stock is not traded on the NASDAQ National Market, such number of trading days on any other exchange or market on which the Company Common Stock is then trading) ending on and including the second full trading day preceding such day.

     (c) (i) If a Counter Notice is given by the Shareholders' Representative with respect to an Indemnification Claim, the Escrow Agent shall promptly (but in any event within two business days) disburse the appropriate number of shares of Company Common Stock from the Escrow Fund in respect of such Indemnification Claim only in accordance with (A) joint written instructions of the Company and the Shareholders' Representative, or (B) a final judgment with no further right to appeal, upon an award rendered by a court of competent jurisdiction.

          (ii) If the Indemnified Party and the Shareholders'
Representative are unable to resolve any dispute within thirty (30) days of the Shareholders' Representative's delivery of a Counter Notice, such dispute shall be resolved in accordance with Section 10.9 of the Merger Agreement or by means of a settlement reached between Shareholders' Representative and the Company with respect to the applicable
Indemnification Claim.

     (d) If the Shareholders' Representative and the Indemnified Party reach a settlement with respect to any Indemnification Claim made by the Company or if the number of shares of Company Common Stock to be disbursed in respect of an Indemnification Claim is determined through a judgment not subject to appeal as provided in Section 2(c), the Shareholders' Representative and the Company shall jointly deliver written notice of such settlement or judgement to the Escrow Agent, including (if applicable) instructions to the Escrow Agent to disburse the appropriate number of shares of Company Common Stock from the Escrow Fund to the Company, and the Escrow Agent shall act promptly in accordance with such instructions. The shares of Company Common Stock so disbursed to the Company from the Escrow Fund shall be disbursed proportionally from the shares of Company Common Stock of the Former Shareholders in accordance with their respective Pro Rata Percentages.

     (e) In the event that shares of Company Common Stock contained in the Escrow Fund are required hereunder to be disbursed to the Company, any Former Shareholder may deliver to the Company notice prior to the time of disbursement of such shares electing to pay cash in an amount equal to the Market Value of his, her or its Pro Rata Percentage of the shares of Company Common Stock that would otherwise be disbursed from the Escrow Fund to the Company. Upon the delivery of such cash amount by a Former Shareholder (which shall in no event occur later than two Business Days after the delivery of the notice electing to pay cash), the Company shall deliver a written instruction to the Escrow Agent to deliver to such Former Shareholder his, her or its Pro Rata Percentage of such shares of Company Common Stock that would otherwise be disbursed from the Escrow Fund to the Company in the absence of such cash payment, and the Escrow Agent shall act in accordance with such instructions.

     (f) To the extent the Escrow Agent is otherwise required hereunder to disburse a fractional share of Company Common Stock of a Former
Shareholder, the Escrow Agent shall round such fractional share to the nearest whole share, with one half of such Escrow Share being rounded downward.

     (g) The Escrow Agent shall requisition from the Company's stock transfer agent stock certificates in appropriate denominations registered as appropriate to facilitate the delivery or disbursement by the Escrow Agent of shares of Company Common Stock hereunder or the reregistration of shares of Company Common Stock in accordance with Section 1(g). The Company shall cause its stock transfer agent to cooperate with the Escrow Agent in connection therewith.

3. Termination of Escrow.
   ---------------------

     (a) On the first business day following the 24 months after the Closing (the "ESCROW RELEASE DATE") and subject to Section 3(b) of this Escrow Agreement, unless any Indemnification Claims have previously been asserted by delivery of a Claim Notice in accordance with Section 2(a) and continue to be pending, the Escrow Agent shall promptly disburse the shares of Company Common Stock in the Escrow Fund to the Former Shareholders in accordance with their respective Pro Rata Percentages.

     (b) If any Indemnification Claims were asserted by delivery of a Claim Notice in accordance with Section 2(a) prior to the Indemnity Termination Date with respect to such Indemnification Claims and such Indemnification Claims continue to be unresolved as of the Escrow Release Date (such Indemnification Claims, "PENDING CLAIMS"), the Escrow Agent shall disburse the shares of Company Common Stock in the Escrow Fund to the Former Shareholders in accordance with Secion 3(a); provided, however, that the Escrow Agent shall exclude from such disbursement to each Former Shareholder, and shall continue to hold in the Escrow Fund hereunder, for each Former Shareholder, that number of such Former Shareholder's shares of Common Stock (the "INDEMNITY HOLDBACK SHARES") equal to the aggregate of
(a) such Former Shareholder's Pro Rata Percentage, multiplied by (b) the number of shares of Company Common Stock having an aggregate Market Value as of the Escrow Release Date equal to 120% of the aggregate Indemnification Amounts of all then Pending Claims (such aggregate amount, the "INDEMNIFICATION HOLDBACK AMOUNT"); provided, however, that, any Former Shareholder may, within 10 business days of the Escrow Release Date, deliver to the Escrow Agent, cash (or with the approval of the Company not to be unreasonably withheld, a letter of credit) in an amount equal to (a) such Former Shareholder's Pro Rata Percentage, multiplied by (b) the number of shares of Company Common Stock having an aggregate Market Value as of the Escrow Release Date equal to 100% of the aggregate of the Indemnification Amounts of all such pending Indemnification Claims, in which case the Escrow Agent shall promptly disburse to such Former Shareholder all of the Indemnity Holdback Shares of such Former Shareholder. Any such cash (or letter of credit) deposited by a Former Shareholder in lieu of Indemnity Holdback Shares shall be referred to as such Former Shareholder's "ESCROW ASSETS." After the Escrow Release Date, the Escrow Agent shall disburse or continue to hold in the Escrow Fund the Indemnity Holdback Shares or Escrow Assets of each Former Shareholder, as the case may be, in accordance with the provisions of Section 3(b) of this Escrow Agreement.

     (c) From and after the Escrow Release Date, each Pending Claim for which an Indemnification Amount was included in the Indemnification Holdback Amount, shall be treated as follows:

     (i) if a Counter Notice relating to such Pending Claim was not timely delivered by the Shareholders' Representative, then the Escrow Agent shall promptly thereafter disburse to the Company, with respect to each Former Shareholder, (A) such number of such Former Shareholder's Indemnity Holdback Shares having an aggregate Market Value (measured as of the date of the applicable Claim Notice) equal to, or (B) cash from such Former Shareholder's Escrow Assets in an amount equal to such Former Shareholder's Pro Rata Percentage of the Indemnification Amount included in the Indemnity Holdback Amount and claimed in the Claim Notice relating to such Pending Claim ; and

     (ii) if a Counter Notice relating to such Pending Claim was timely delivered by the Shareholders' Representative, then the Escrow Agent shall thereafter either (A) disburse to the Company and each Former Shareholder, (x) such number of such Former Shareholder's Indemnity Holdback Shares having an aggregate Market Value equal to, or (y) cash from such Former Shareholder's Escrow Assets in an amount agreed by, and set forth in joint written instructions to the Escrow Agent from, the Company and the Shareholders' Representative (in which case, the date that the Market Value of the Indemnity Holdback Shares shall be calculated for purposes of paying the Pending Claims shall be specified in the joint instructions), or (B) disburse Indemnity Holdback Shares and/or cash from such Former Shareholder's Escrow Assets in accordance with any final judgment with no further right to appeal, upon an award rendered with respect to the Pending Claim by a court of competent jurisdiction (in which case the Market Value of any Indemnity Holdback Shares to be disbursed to the Company to pay the Pending Claims shall be calculated based on and as of the date of such final judgment).

     (d) In the event that PSS, his affiliates and any PSS Entities at any time become the beneficial owner of all of the outstanding shares of Company Common Stock during the term of this Agreement, the Shareholders' Representative and the Company shall promptly deliver a joint written notice to the Escrow Agent, instructing the Escrow Agent to distribute to the Former Shareholders all the shares of Company Common Stock or Escrow Assets in the Escrow Fund, and the Escrow Agent shall act in accordance with such instructions and thereupon the Escrow Agent's duties hereunder shall cease and this agreement automatically shall terminate.

4. Duties of Escrow Agent.
   ----------------------

     (a) The Escrow Agent shall not be under any duty to give the Escrow Fund held by it hereunder any greater degree of care than it gives its own similar property.

     (b) The Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof. The Escrow Agent may act in reliance upon any instrument or signature believed by it to be genuine and may assume that the person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so. The Escrow Agent may conclusively presume, at any time prior to the 2007 annual meeting of the stockholders of the Company, that any two Outside Independent Directors of the Company specified on Schedule C attached hereto (acting jointly) and, at any time after the the 2007 annual meeting of the stockholders of the Company, two members of the Company's audit committee (acting jointly) have the full power and authority to instruct the Escrow Agent on behalf of the Company unless written notice to the contrary is delivered by the Company to the Escrow Agent. The Company shall provide prompt written notice to the Escrow Agent and shall deliver an updated Schedule C upon the election of successor Outside Independent Directors pursuant to the Governance Agreement, and after the 2007 annual meeting of the stockholders of the Company, the Company shall provide a schedule reflecting the members of the audit committee from time to time in office.

     (c) The Escrow Agent shall provide the Shareholders' Representative and the Company with quarterly reports of the status of the Escrow Fund, and shall permit the Shareholders' Representative and representatives of the Company to inspect and obtain copies of the records of the Escrow Agent regarding the Escrow Fund, during normal business hours and upon one business day's prior written notice.

     (d) The Escrow Agent may act pursuant to the advice of counsel with respect to any matter relating to this Escrow Agreement and shall not be liable for any action taken or omitted by it in good faith in accordance with such advice.

     (e) The Escrow Agent does not have any interest in the Escrow Fund deposited hereunder but is serving as escrow holder only to administer the Escrow Fund in acordance with the terms hereof.

     (f) The Escrow Agent makes no representation as to the validity, value, genuineness or the collectability of any security or other document or instrument held by or delivered to it.

     (g) The Escrow Agent shall not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder.

     (h) The Escrow Agent may resign as the Escrow Agent by notice to the other parties hereto (the "RESIGNATION NOTICE"). If, prior to the expiration of sixty (60) business days after the delivery of the Resignation Notice, the Escrow Agent shall not have received written instructions from the Shareholders' Representative and the Company designating a banking corporation or trust company organized either under the laws of the United States or of any state as successor escrow agent and consented to in writing by such successor escrow agent, the Escrow Agent may apply to a court of competent jurisdiction to appoint a successor escrow agent. Alternatively, if the Escrow Agent shall have received such written instructions from the Company and the Shareholders' Representative, it shall promptly transfer the Escrow Fund to such successor escrow agent. Upon the appointment of a successor escrow agent and the transfer of the Escrow Fund thereto, the duties of the Escrow Agent hereunder shall terminate.

     (i) In the event of any disagreement between the other parties hereto resulting in adverse claims or demands being made in connection with the Escrow Fund, or in the event that the Escrow Agent is in doubt as to what action it should take hereunder, the Escrow Agent shall be entitled to (a) retain the Escrow Fund until the Escrow Agent shall have received (i) judgment upon an award rendered by a court of competent jurisdiction directing delivery of the Escrow Fund (or portion thereof), or (ii) a written agreement executed by the Shareholders' Representative and the Company directing delivery of the Escrow Fund (or portion thereof); or (b) be permitted to interplead all of the Escrow Fund held hereunder into a court of competent jurisdiction described in Section 10.9 of the Merger Agreement, and thereafter be fully relieved from any and all liability or obligation with respect to such interpleaded assets. The parties hereto other than the Escrow Agent further agree to pursue any redress or recourse in connection with such a dispute, without making the Escrow Agent a party to same.

     (j) The Escrow Agent shall not be liable for any action taken or omitted under this Escrow Agreement so long as it shall have acted in good faith and without gross negligence.

     (k) The Escrow Agent shall never be required to use or advance its own funds or otherwise incur personal financial liability in the performance of any of its duties or the exercise of any of its rights and powers hereunder.

     (l) The Escrow Agent shall have the right to perform any of its duties hereunder through agents, attorneys, custodians or nominees selected in good faith.

     (m) Any banking association or corporation into which the Escrow Agent may be merged, converted or with which the Escrow Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent shall be a party, or any banking association or corporation to which all or substantially all of the corporate trust business of the Escrow Agent shall be transferred, shall succeed to all the Escrow Agent's rights, obligations and immunities hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

     (n) This Escrow Agreement expressly sets forth all the duties of the Escrow Agent, which shall be deemed purely ministerial in nature with respect to any and all matters pertinent hereto. The Escrow Agent shall under no circumstance be deemed a fiduciary for any of the parties to this Escrow Agreement. No implied duties or obligations shall be read into this Escrow Agreement against the Escrow Agent. The Escrow Agent shall not be bound by the provisions of any agreement among the other parties hereto except this Escrow Agreement. IN NO EVENT SHALL THE ESCROW AGENT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (i) DAMAGES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES WHICH RESULT FROM THE ESCROW AGENT'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (ii) SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

5. Notices.
   -------

Any notices or other communications required or permitted under, or otherwise made or given in connection with this Escrow Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next business day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next business day if transmitted by national overnight courier, in each case as follows:

If to the Company, addressed to it at:

          American Pharmaceutical Partners, Inc.
          1501 East Woodfield Road, Suite 300 East
          Schaumburg, IL 60173-5837
          Attention:  General Counsel
          Fax:  (847) 413-2670


with a copy (which shall not constitute notice) to:

          Gibson, Dunn & Crutcher LLP
          333 South Grand Avenue
          Los Angeles, California  90071-3197
          Attention:  Peter F. Ziegler, Esq.
          Fax:  (213) 229-7520

and further copies (which shall not constitute notice) to:

          Morrison & Foerster LLP
          425 Market Street
          San Francisco, California 94105-2482
          Attention: Charles Farman, Esq. and Michael G. O'Bryan, Esq
          Fax:  (415) 268-7522

If to the Shareholders' Representative, addressed to him at:

          Dr. Patrick Soon-Shiong c/o American Pharmaceutical
          Partners, Inc. 11777 San Vicente Blvd., Suite 550
          Los Angeles, CA 90049
          Fax: (310) 826-7229

If to the Escrow Agent, addressed to it at:

          Fifth Third Bank
          1701 Golf Road, Suite 600
          Rolling Meadows, IL  60008
          Attention: Frank Portner
          Facsimile: (857) 354-7060

6. Counterparts.
   ------------

This Escrow Agreement may be executed by facsimile signature and in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

7. Fees.
   ----

The Company shall pay the Escrow Agent the fees set forth on Schedule B attached hereto for its services as the Escrow Agent hereunder and shall reimburse the Escrow Agent for all reasonable expenses, disbursements and advances incurred or made by it in the performance of its duties hereunder (including, without limitation, the reasonable out-of-pocket fees, expenses and disbursements of its counsel). The Company shall indemnify and hold the Escrow Agent harmless from and against any and all taxes, out-of-pocket expenses (including reasonable counsel fees, assessments, liabilities, claims, damages, actions, suits or other charges incurred by or assessed against it for any thing done or omitted by it in the performance of its duties hereunder, except as a result of its own gross negligence or willful misconduct. The agreements contained in this Section 8 shall survive any termination of the duties of the Escrow Agent hereunder or its resignation.

8. Section Headings.
   ----------------

The headings of sections in this Escrow Agreement are provided for convenience only and will not affect its construction or interpretation.

9. Amendments; No Waiver; Enforcement.
   ----------------------------------

     (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Shareholders' Representative, the Company and the Escrow Agent, or in the case of a waiver, by the party against whom the waiver is to be effective; provided that no such amendment or waiver on behalf of the Company shall be effective without the approval of (i) at any time prior to the 2007 annual meeting of the stockholders of the Company, a majority of the Outside Independent Directors designated on Schedule C, as from time to time amended, or (ii) at any time after the 2007 annual meeting of the stockholders of the Company, by a majority of the members of the audit committee of the Company.

     (b) Any action to be taken by the Company to amend, modify, waive, suspend or enforce its rights under this Agreement shall be taken at the direction of, at any time prior to the 2007 annual meeting of the stockholders of the Company, a majority of the Outside Independent Directors designated on Schedule C, as from time to time amended, or, at any time after the 2007 annual meeting of the stockholders of the Company, by a majority of the members of the audit committee of the Company.

     (c) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law. 10. Exclusive Agreement; No Third Party Beneficiaries.

This Escrow Agreement and the Merger Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. This Escrow Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Escrow Agreement.

11. Governing Law.
    -------------

This Escrow Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles. It is the intention of the parties hereto that the situs of the Escrow Fund is and shall be administered in the state in which the principal office of the Escrow Agent from time to time acting hereunder is located.


                          [signature page follows]

     IN WITNESS WHEREOF, the parties have caused this Escrow Agreement to be duly executed as of the day and year first above written.


AMERICAN PHARMACEUTICALS PARTNERS, INC.



By:  /s/ John F. Weidenbruck
   -------------------------------------------
Name:    John F. Weidenbruck
Title:   Assistant Secretary/General Counsel





  /s/ Dr. Patrick Soon-Shiong
------------------------------------------------
Dr. Patrick Soon-Shiong,
as Shareholders' Representative


Fifth Third Bank, as Escrow Agent



By:  /s/ Frank Portner
   -------------------------------------------------
Name:    Frank Portner
 Title:  Vice President

                                 SCHEDULE A
                                 ----------

Name and Address of Former Shareholder                         Number of Shares
--------------------------------------                         ----------------

1.  California Capital Limited Partnership                          2,380,614

    Address:       Att: Steven H. Hassan
                   10182 Culver Boulevard
                   Culver City, California 90232

2.  Themba 2005 Trust I                                             2,547,884

    Address:       Att: Steven H. Hassan
                   10182 Culver Boulevard
                   Culver City, California 90232

3.  Themba 2005 Trust II                                            2,547,884

    Address:       Att: Steven H. Hassan
                   10182 Culver Boulevard
                   Culver City, California 90232

4.  The 2005 Two-Year Annuity Trust A                                 406,942

    Address:       Att: Steven H. Hassan
                   10182 Culver Boulevard
                   Culver City, California 90232

5.  The 2005 Two-Year Annuity Trust A                                 406,942

    Address:       Att: Steven H. Hassan
                   10182 Culver Boulevard
                   Culver City, California 90232

6.  RSU Plan, LLC                                                     228,549

    Address:       Att: Steven H. Hassan
                   10182 Culver Boulevard
                   Culver City, California 90232

7.  Veron International Limited                                        90,837

    Address:       Att: Joseph Leung
                   Top Floor, Chinachem Golden Plaza
                   77 Mody Road, Tsimshatsui East
                   Kowloon, Hong Kong


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                                 SCHEDULE B
                                 ----------

                            Fees of Escrow Agent



The escrow agent fees shall be $5,000 annually.

                                 SCHEDULE C
                                 ----------

                       Outside Independent Directors

1. Kirk Calhoun

2. Leonard Shapiro

3. David Chen

4. Stephen Nimer